STRATEGIC ACCELERATED REDEMPTION SECURITIES®

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Apple Inc.
Issuer	Deutsche Bank AG (“Deutsche Bank”), London Branch
Principal Amount	$10.00 per unit
Term	Approximately one year and one week, if not called prior to the final Observation Date
Underlying Stock	The common stock of Apple Inc. (the “Underlying Company”) (NASDAQ symbol: “AAPL”)
Automatic Call	Automatic call if the Observation Level of the Underlying Stock on any Observation Date is equal to or greater than the call level (100% of the starting value)
Observation Level	The closing market price of the Underlying Stock on any Observation Date, multiplied by the price multiplier on that day.
Observation Dates	Approximately six, nine and twelve months after the pricing date
Call Amounts

In the event of an automatic call, the Call Amount payable per unit will be:

•   [$10.750 to $10.950] if called on the first Observation Date

•   [$11.125 to $11.425] if called on the second Observation Date

•   [$11.500 to $11.900] if called on the final Observation Date

The actual Call Amounts will be determined on the pricing date.

Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Underlying Stock, with up to 100% of your principal at risk
Investment Considerations	This investment is designed for investors who anticipate that the Observation Level on any of the Observation Dates will be equal to or greater than the call level and, in that case, accept an early exit from the investment, and are willing to accept that the return on their investment will be capped at the applicable call premium, take full downside risk and forgo interim interest payments.
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/1159508/000095010315004345/dp56650_fwp-str70.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.
•	Payments on the notes, including any repayment of principal, are subject to the credit risk of Deutsche Bank and any resolution measure imposed by its competent resolution authority, and actual or perceived changes in its creditworthiness are expected to affect the value of the notes. If Deutsche Bank becomes insolvent, is unable to pay its obligations or any resolution measure becomes applicable to it, you may lose your entire investment.
•	Your investment return is limited to the return represented by the applicable call premium and may be less than a comparable investment directly in the Underlying Stock.
•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•	You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive any shares of the Underlying Stock or dividends or other distributions by the Underlying Company.
•	The issuer, MLPF&S and their respective affiliates do not control the Underlying Company and are not responsible for any disclosure made by the Underlying Company. The Underlying Company will have no obligations relating to the notes.
•	The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Deutsche Bank AG has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the Securities and Exchange Commission for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free 1-800-294-1322.

Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-184193 Date June 1, 2015